Exhibit 99.1

Farmland Partners Inc. to Transfer Listing of Its Common Stock to the New York Stock Exchange

Denver, CO—September 3, 2015 /PRNewswire/—Farmland Partners Inc. (the “Company”) today announced the pending transfer of the listing of its common stock from the NYSE MKT to the New York Stock Exchange (the “NYSE”). The Company anticipates that its common stock will begin trading on the NYSE on September 8, 2015 under its current ticker symbol “FPI”. Until the transfer is completed, the Company’s common stock will continue to trade on the NYSE MKT.

“This transfer to the New York Stock Exchange is important to Farmland Partners and our stockholders, as we expect it to increase our visibility in the investment community and enhance our investor outreach,” said Paul A. Pittman, the CEO of the Company. “Having our stock trade on the NYSE represents a significant milestone as we continue to build value for our stockholders.”

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 123 farms with an aggregate of 72,414 acres (including two farms with an aggregate of 1,401 acres under contract) in Illinois, Nebraska, Colorado, Kansas, Arkansas, Louisiana, Mississippi, South Carolina, North Carolina, Virginia, Georgia and Michigan. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.